Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Third Quarter 2019 Results

NEW YORK, NY, November 4, 2019 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the “Company” or "our") (NYSE: MITT) today reported financial results for the quarter-ended September 30, 2019. AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in, acquires and manages a diversified risk-adjusted portfolio of Agency RMBS, Credit Investments, and Single-Family Rental Properties. Our Credit Investments include our Residential Investments, Commercial Investments, and ABS Investments.

THIRD QUARTER 2019 FINANCIAL HIGHLIGHTS

•	$0.19 of Net Income/(Loss) per diluted common share(1)

•	$0.40 of Core Earnings per diluted common share(1)

◦	Includes $(0.02) retrospective adjustment

•	1.3% economic return on equity for the quarter, 5.2% annualized(2)

•	$17.16 Book Value per share(1) as of September 30, 2019

•	$17.34 Undepreciated Book Value per share(1) as of September 30, 2019 versus $17.57 as of June 30, 2019

◦	Undepreciated Book Value decreased $(0.23) or (1.3)% from the prior quarter primarily due to:

◦	$(0.28) or (1.6)% due to our investments in Agency RMBS, Residential Loans(a), mortgage servicing exposure and associated derivatives

▪	Agency MBS spreads widened versus benchmarks as the rally in interest rates continued to apply pressure in the form of elevated gross supply, prepayment uncertainty and increased implied volatility

◦	$0.08 or 0.5% due to Credit Securities

▪
The rally in interest rates benefited Freddie Mac K-Series and CRT subordinates performed well with significant spread tightening. Legacy RMBS and CMBS spreads were generally unchanged during the quarter.

◦	$(0.03)(b) or (0.2)% due to core earnings below the $0.45 dividend

•	Completed preferred stock offering on September 17, 2019 of our 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, raising net proceeds of $111.2 million

(a) Residential Loans includes Re/Non-Performing Loans and New Origination Loans
(b) Includes $0.01 or 0.1% due to equity based compensation and $0.01 or 0.1% due to cumulative and undeclared dividend on the Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock

	Q2 2019		Q3 2019
Summary of Operating Results:
GAAP Net Income/(Loss) Available to Common Stockholders	$15.3	mm	$6.3	mm
GAAP Net Income/(Loss) Available to Common Stockholders, per diluted common share(1)	$0.47		$0.19

Non-GAAP Results:
Core Earnings*	$11.8	mm	$13.0	mm
Core Earnings, per diluted common share(1)	$0.36		$0.40
*A reconciliation of net income/(loss) per diluted common share to core earnings per diluted common share for the three months ended September 30, 2019, along with an explanation of this non-GAAP financial measure, is provided at the end of this press release.

MANAGEMENT REMARKS

"We are pleased that during the third quarter, MITT raised approximately $111 million through a preferred stock offering," said Chief Executive Officer, David Roberts. "This capital was fully invested into Agency RMBS with the intention to rotate much of these proceeds into credit investments over time. As part of the broader Angelo Gordon platform, we also participated in several credit investment opportunities underscoring our view that the opportunity set for credit is broad, diverse and growing."

Roberts added, "MITT declared a $0.45 dividend for the quarter, which continues to reflect our view of core earnings over the near to intermediate term."

"The third quarter continued to challenge levered investors as the spread between 10-year swap rates and the 3-month overnight indexed swap tightened," said Chief Investment Officer, T.J. Durkin. "However, we produced a positive economic return of 1.3% during the quarter as a result of strong performance in our various credit portfolios and minimized Agency MBS underperformance due to the high percentage of quality specified pools in our Agency portfolio. Our year to date economic return was 8.6%. Additionally, we are excited that we were able to successfully complete our first rated reperforming loan securitization and our second rated non-QM loan securitization. We intend to remain active in utilizing the securitization markets to fund our various whole loan activities."

INVESTMENT HIGHLIGHTS

•	$4.9 billion investment portfolio as of September 30, 2019 as compared to the $4.0 billion investment portfolio as of June 30, 2019(3) (4)
◦Increase due to deploying preferred equity raised during the quarter. See below for additional details.

•	2.0% Net Interest Margin (“NIM”) as of September 30, 2019(5)

•	4.7x Economic Leverage Ratio as of September 30, 2019(6)

•	9.8% constant prepayment rate ("CPR") on the Agency RMBS investment portfolio for the third quarter(7)

•	Duration gap was approximately 0.73 years as of September 30, 2019(8)

THIRD QUARTER ACTIVITY

($ in millions)

Description	Purchased	(Sold/Payoff)	Net Activity
30 Year Fixed Rate	$904.7	$(118.1)	$786.6
Fixed Rate CMO	—	(40.1)	(40.1)
Inverse Interest Only	1.9	(5.0)	(3.1)
Interest Only	26.7	(31.9)	(5.2)
Fixed Rate 30 Year TBA	482.0	(454.4)	27.6
Total Agency RMBS	1,415.3	(649.5)	765.8

Prime	0.2	—	0.2
Alt-A/Subprime	14.6	(5.1)	9.5
Credit Risk Transfer	13.3	(10.4)	2.9
Non-U.S. RMBS	48.2	—	48.2
Re/Non-Performing Loans	200.6	(20.4)	180.2
New Origination Loans	212.5	(185.1)	27.4
Total Residential Investments	489.4	(221.0)	268.4

CMBS	39.1	(15.5)	23.6
CMBS Interest Only	—	(0.9)	(0.9)
Commercial Real Estate Loans	60.8	(32.8)	28.0
Total Commercial Investments	99.9	(49.2)	50.7
Total ABS	—	(8.1)	(8.1)
Total Q3 Activity	$2,004.6	$(927.8)	$1,076.8
Note: The chart above is based on trade date for securities and settle date for loans.

Residential Loan Activity

•
Completed a rated RPL securitization in August which refinanced primarily re-performing mortgage loans into new lower cost, fixed rate non-recourse long-term financing, returning $11.1mm of equity to MITT. MITT is treating the securitization as a secured financing and is reporting the securitized loans and the secured financing on its balance sheet as "Residential mortgage loans, at fair value" and "Securitized debt, at fair value," respectively.

◦	MITT maintained exposure to the securitization through an interest in the subordinated tranches.

•	Purchased two pools of Re/Non-Performing loans.

•
Continued to purchase Non-QM pools alongside other Angelo Gordon funds and participated in a rated Non-QM securitization alongside other Angelo Gordon funds in September, which refinanced Non-QM loans from repurchase agreement financing into lower cost, fixed rate, non-recourse long-term financing, returning $22.9mm of equity to MITT.

◦MITT maintained exposure to the securitization through an interest in the subordinated tranches.
Commercial Real Estate Loan Activity

•	Originated a commercial real estate loan and received a payoff at par of a previously held commercial real estate loan.

•	Continued to fund existing commercial real estate loans.

SINGLE-FAMILY RENTAL PORTFOLIO UPDATE

•	Occupancy remained stable throughout the third quarter in the 92-93% range

•	Decline in operating margin primarily due to elevated repair, maintenance and turnover expenses

	6/30/2019	9/30/2019
Gross Carrying Value(a)	$141.3	$142.1
Accumulated Depreciation and Amortization(a)	(4.9)	(6.0)
Net Carrying Value(a)	$136.4	$136.1
Occupancy(b)	92.1%	93.1%
Average Square Footage(b)	1,455	1,458
Average Monthly Rental Income per Home(b)(c)	$1,028	$1,036
Operating Margin(11)	41.5%	40.4%
(a) $ in millions
(b) Based on occupied residences as of each corresponding period end
(c) Based on straight-line rent as of each corresponding period end

KEY STATISTICS

($ in millions)	September 30, 2019
Investment portfolio(3) (4)	$4,941.7
Financing arrangements, net(4)	3,823.0
Total Economic Leverage(6)	3,886.8
Stockholders’ equity	834.2
GAAP Leverage Ratio	4.6x
Economic Leverage Ratio(6)	4.7x

Yield on investment portfolio(9)	4.6%
Cost of funds(10)	2.6%
Net interest margin(5)	2.0%
Other operating expenses (corporate)(12)	1.3%

Book value, per share(1)	$17.16
Undepreciated Book Value, per share(1)	$17.34
Undistributed taxable income, per share(1) (13)	$1.11
Dividend, per share(1)	$0.45
Note: Cost of funds and NIM shown include the costs or benefits of our interest rate hedges. Cost of funds and NIM as of September 30, 2019 excluding the cost or benefit of our interest rate hedges would be 2.8% and 1.8%, respectively.

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of September 30, 2019(3) (4):

($ in millions)	Amortized Cost	Net Carrying Value	Percent of Net Carrying Value	Allocated Equity(15)	Percent of Equity	Economic Leverage Ratio*(6)
Agency RMBS	$2,900.7	$2,965.7	60.0%	$342.5	41.1%	7.8x
Residential Investments	1,294.5	1,369.8	27.7%	307.4	36.9%	2.9x
Commercial Investments	429.2	457.8	9.3%	145.9	17.4%	2.2x
ABS	12.9	12.3	0.2%	3.0	0.4%	3.1x
Single-Family Rental Properties	136.1	136.1	2.8%	35.4	4.2%	N/A
Total	$4,773.4	$4,941.7	100.0%	$834.2	100.0%	4.7x
*The Economic Leverage Ratio on Agency RMBS includes any net payables or receivables on TBA. The Economic Leverage Ratio by type of investment is calculated by dividing the investment type's total recourse financing arrangements by its allocated equity.(15) The Economic Leverage Ratio excludes any non-recourse financing arrangements, including securitized debt and the term loan on our single-family rental properties. The Economic Leverage Ratio on single-family rental properties would be 2.9x if it included the term loan financing on the portfolio.
Note: The chart above includes fair value of $0.5 million of Agency RMBS, $272.4 million of Residential Investments and $5.9 million of Commercial Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet.

Premiums and discounts associated with purchases of the Company’s investments are amortized or accreted into interest income over the estimated life of such investments, using the effective yield method. The Company recorded a $(0.02) retrospective adjustment per diluted common share, excluding interest-only securities and TBAs. Since the cost basis of the Company’s Agency RMBS securities, excluding interest-only securities and TBAs, exceeds the underlying principal balance by 2.8% as of September 30, 2019, slower actual or projected prepayments can have a meaningful positive impact on the Company's asset yields, while faster actual or projected prepayments can have a meaningful negative impact on the yields.

FINANCING AND HEDGING ACTIVITIES

The Company, either directly or through its equity method investments in affiliates, had financing arrangements with 45 counterparties, under which it had debt outstanding with 32 counterparties as of September 30, 2019. Our weighted average days to maturity is 101 days and our weighted average original days to maturity is 172 days. The Company's financing arrangements as of September 30, 2019 are summarized below:

($ in millions)
	Agency		Credit		SFR**
Maturing Within:*	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost
Overnight	$111.8	2.6%	$—	—%	$—	—%
30 Days or Less	2,163.1	2.3%	615.9	3.1%	—	—%
31-60 Days	249.0	2.6%	199.2	3.0%	—	—%
61-90 Days	—	—%	47.4	3.2%	—	—%
91-180 Days	—	—%	123.6	4.7%	—	—%
Greater than 180 Days	—	—%	211.0	4.3%	102.0	4.8%
Total / Weighted Avg	$2,523.9	2.4%	$1,197.1	3.5%	$102.0	4.8%
*Amounts in table above do not include securitized debt of $229.6 million.
**Includes $0.9 million of deferred financing costs.

The Company’s interest rate swaps as of September 30, 2019 are summarized as follows:

($ in millions)
Maturity	Notional Amount	WA Pay-Fixed Rate	WA Receive-Variable Rate*	WA Years to Maturity
2020	$105.0	1.5%	2.3%	0.5
2022	682.2	1.7%	2.2%	2.9
2023	5.7	3.2%	2.2%	4.1
2024	375.0	1.5%	2.1%	4.9
2026	180.0	1.5%	2.1%	6.9
2029	90.0	1.7%	2.2%	10.0
Total/Wtd Avg	$1,437.9	1.7%	2.2%	4.5
 * 100% of our receive-variable interest rate swap notional resets quarterly based on three-month LIBOR.

TAXABLE INCOME

The primary differences between taxable income and GAAP net income include (i) unrealized gains and losses associated with investment and derivative portfolios which are marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to amortization of premiums and discounts paid on investments, (iii) the timing and amount of deductions related to stock-based compensation, (iv) temporary differences related to the recognition of certain terminated investments and derivatives, (v) taxes and (vi) methods of depreciation between GAAP and tax. As of September 30, 2019, the Company had estimated undistributed taxable income of approximately $1.11 per share.(1) (13)

DIVIDEND

On September 6, 2019, the Company’s board of directors declared a third quarter dividend of $0.45 per share of common stock that was paid on October 31, 2019 to stockholders of record as of September 30, 2019.

On August 16, 2019, the Company’s board of directors declared a quarterly dividend of $0.51563 per share on its 8.25% Series A Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.50 per share on its 8.00% Series B Cumulative Redeemable Preferred Stock. The preferred distributions were paid on September 17, 2019 to stockholders of record as of August 30, 2019.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s third quarter earnings conference call on November 5, 2019 at 9:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 8242295.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q3 2019 Earnings Presentation link to download the presentation in advance of the stockholder call.

An audio replay of the stockholder call combined with the presentation will be made available on our website after the call. The replay will be available until December 5, 2019. If you are interested in hearing the replay, please dial (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international). The conference ID number is 8242295.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in, acquires and manages a diversified risk-adjusted portfolio of Agency RMBS, Credit Investments, and Single-Family Rental Properties. Its Credit Investments include Residential Investments, Commercial Investments, and ABS Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO GORDON

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988.  The firm manages approximately $33 billion as of September 30, 2019 with a primary focus on credit and real estate strategies. Angelo Gordon has over 500 employees, including more than 200 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments, our investment and portfolio strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, changes in default rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS, ABS and CMBS securities, Excess MSRs and loans, our ability to integrate single-family rental assets into our investment portfolio, our ability to predict and control costs, conditions in the real estate market, and legislative and regulatory changes that could adversely affect the business of the Company. Additional information concerning these and other risk factors are contained in the Company’s filings with the Securities and Exchange Commission ("SEC"), including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC’s website, http://www.sec.gov/. All information in this press release is as of November 4, 2019. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	September 30, 2019	December 31, 2018
Assets
Real estate securities, at fair value:
Agency - $2,676,375 and $1,934,562 pledged as collateral, respectively	$2,793,950	$1,988,280
Non-Agency - $697,160 and $605,243 pledged as collateral, respectively	717,879	625,350
ABS - $12,292 and $13,346 pledged as collateral, respectively	12,292	21,160
CMBS - $288,645 and $248,355 pledged as collateral, respectively	305,367	261,385
Residential mortgage loans, at fair value - $126,312 and $99,283 pledged as collateral, respectively	379,377	186,096
Commercial loans, at fair value - $3,233 and $- pledged as collateral, respectively	146,518	98,574
Single-family rental properties, net	136,098	138,678
Investments in debt and equity of affiliates	141,249	84,892
Excess mortgage servicing rights, at fair value	18,155	26,650
Cash and cash equivalents	31,468	31,579
Restricted cash	36,373	52,779
Other assets	30,183	33,503
Total Assets	$4,748,909	$3,548,926

Liabilities
Financing arrangements, net	$3,627,002	$2,822,505
Securitized debt, at fair value	229,567	10,858
Dividend payable	14,731	14,372
Other liabilities	43,436	45,180
Total Liabilities	3,914,736	2,892,915
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock, 2,070 shares issued and outstanding ($51,750 aggregate liquidation preference)	49,921	49,921
8.00% Series B Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($115,000 aggregate liquidation preference)	111,293	111,293
8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($115,000 aggregate liquidation preference)	111,183	—
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 32,736 and 28,744 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	327	287
Additional paid-in capital	662,009	595,412
Retained earnings/(deficit)	(100,560)	(100,902)
Total Stockholders’ Equity	834,173	656,011

Total Liabilities & Stockholders’ Equity	$4,748,909	$3,548,926

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30, 2019	September 30, 2018
Net Interest Income
Interest income	$40,735	$39,703
Interest expense	23,134	18,692
Total Net Interest Income	17,601	21,011

Other Income/(Loss)
Rental income	3,309	794
Net realized gain/(loss)	(16,132)	(14,204)
Net interest component of interest rate swaps	2,179	1,816
Unrealized gain/(loss) on real estate securities and loans, net	11,726	700
Unrealized gain/(loss) on derivative and other instruments, net	3,258	6,589
Foreign currency gain/(loss), net	667	—
Other income	243	1
Total Other Income/(Loss)	5,250	(4,304)

Expenses
Management fee to affiliate	2,346	2,384
Other operating expenses	6,215	3,503
Equity based compensation to affiliate	76	66
Excise tax	186	375
Servicing fees	416	148
Property depreciation and amortization	1,013	494
Property operating expenses	1,986	320
Total Expenses	12,238	7,290

Income/(loss) before equity in earnings/(loss) from affiliates	10,613	9,417

Equity in earnings/(loss) from affiliates	(564)	13,960
Net Income/(Loss)	10,049	23,377

Dividends on preferred stock (1)	3,720	3,367

Net Income/(Loss) Available to Common Stockholders	$6,329	$20,010

Earnings/(Loss) Per Share of Common Stock
Basic	$0.19	$0.70
Diluted	$0.19	$0.70

Weighted Average Number of Shares of Common Stock Outstanding
Basic	32,736	28,422
Diluted	32,748	28,438
 (1) The three months ended September 30, 2019 include cumulative and undeclared dividends of $0.4 million on the Company's 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock as of September 30, 2019.

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) unrealized gains/(losses) on real estate securities, loans, derivatives and other investments, realized gains/(losses) on the sale or termination of such instruments, and any OTTI, (ii) beginning with Q2 2018, as a policy change, any transaction related expenses incurred in connection with the acquisition or disposition of investments, (iii) beginning with Q3 2018, concurrent with a change in our business, any depreciation or amortization expense related to our SFR portfolio, (iv) beginning with Q3 2018, as a policy change, accrued deal related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), (v) beginning with Q4 2018 and applied retrospectively, as a policy change, realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of those net mortgage servicing rights, and (vi) beginning in Q3 2019, concurrent with a change in our business, any foreign currency gains/(losses) relating to monetary assets and liabilities. Items (i) through (vi) above include any amounts related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at acquisition or disposition and does not view them as being part of its core operations. Management views the exclusion described in (v) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. As defined, Core Earnings include the net interest income and other income earned on our investments on a yield adjusted basis, including TBA dollar roll income or any other investment activity that may earn or pay net interest or its economic equivalent. One of our objectives is to generate net income from net interest margin on the portfolio, and management uses Core Earnings to help measure this objective. Management believes that this non-GAAP measure, when considered with its GAAP financials, provides supplemental information useful for investors as it enables them to evaluate our current core performance using the same measure that management uses to operate the business. This metric, in conjunction with related GAAP measures, provides greater transparency into the information used by our management team in its financial and operational decision-making.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended September 30, 2019 and September 30, 2018 is set forth below (in thousands, except per share data):

	Three Months Ended
	September 30, 2019	September 30, 2018
Net Income/(loss) available to common stockholders	$6,329	$20,010
Add (Deduct):
Net realized (gain)/loss	16,132	14,204
Unrealized (gain)/loss on real estate securities and loans, net	(11,726)	(700)
Unrealized (gain)/loss on derivative and other instruments, net	(3,258)	(6,589)
Property depreciation and amortization	1,013	494
Transaction related expenses and deal related performance fees	2,874	216
Equity in (earnings)/loss from affiliates	564	(13,960)
Net interest income and expenses from equity method investments (a)	1,641	1,597
Foreign currency (gain)/loss, net	(667)	—
Dollar roll income	138	453
Other Income	(37)	—
Core Earnings (b)	$13,003	$15,725

Core Earnings, per Diluted Share (b)	$0.40	$0.56

(a)
For the three months ended September 30, 2019 and September 30, 2018, $(2.8) million or $(0.09) per diluted share and $1.0 million or $0.03 per diluted share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives were excluded from Core earnings per diluted share as a result of our modification to the definition and calculation of Core Earnings in Q4 2018.

(b)
The three months ended September 30, 2019 and September 30, 2018 include cumulative retrospective adjustments of $(0.6) million or $(0.02) per diluted share and $0.2 million or $0.01 per diluted share, respectively, on the premium amortization for investments accounted for under ASC 320-10.

Footnotes

(1)       Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Per share figures are calculated using a denominator of all outstanding common shares including vested shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end. Book value uses stockholders’ equity less net proceeds of the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock, the 8.00% Series B Cumulative Redeemable Preferred Stock, and the 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock as the numerator. Undepreciated book value per share is a non-GAAP book value metric which adds accumulated depreciation and amortization back to book value to present an adjusted book value that incorporates the Company's single-family rental property portfolio at its undepreciated basis. This metric allows management to consider the investment portfolio exclusive of non-cash adjustments and facilitates the comparison of our financial performance to peer REITs. Book value and Undepreciated book value include the current quarter dividend.
(2)     The economic return on equity for the quarter represents the change in undepreciated book value per share from June 30, 2019 to September 30, 2019, plus the common dividends declared over that period, divided by undepreciated book value per share as of June 30, 2019. The annualized economic return on equity is the quarterly return on equity multiplied by four.
(3)       The investment portfolio at period end is calculated by summing the net carrying value of our Agency RMBS, any long positions in TBAs, Residential Investments, Commercial Investments, ABS Investments, and our SFR portfolio, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Agency RMBS, Residential Investments, Commercial Investments, and ABS Investments are held at fair market value and our SFR portfolio is held at purchase price plus capitalized expenses less accumulated depreciation and amortization and any adjustments related to impairment. Our Credit Investments refer to our Residential Investments, Commercial Investments and ABS Investments. Refer to footnote (4) for more information on the GAAP accounting for certain items included in our investment portfolio. See footnote (14) for further details on AG Arc LLC.
(4)       Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either “Financing arrangements, net” or “Securitized debt, at fair value.” Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. This press release excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition. See footnote (14) for further details on AG Arc LLC.
(5)       Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for the Company’s investment portfolio, which excludes cash held by the Company. See footnotes (9) and (10) for further detail. Net interest margin also excludes any net TBA position.
(6)       The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter-end. Total Economic Leverage at quarter-end includes financing arrangements inclusive of financing arrangements through affiliated entities, exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any non-recourse financing arrangements and any financing arrangements and unsettled trades on U.S. Treasuries. Non-recourse financing arrangements include securitized debt and the term loan on our SFR portfolio. Historically, we reported non-GAAP "At-Risk" leverage, which included non-recourse financing arrangements, but we believe that the adjustments made to our GAAP leverage in order to compute Economic Leverage, including the exclusion of non-recourse financing arrangements, allow investors the ability to identify and track the leverage metric that management uses to evaluate and operate the business. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.

(7)       This represents the weighted average monthly CPRs published during the quarter for our in-place portfolio during the same period. Any net TBA position is excluded from the CPR calculation.
(8)       The Company estimates duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration does not include our equity interest in AG Arc LLC or our investment in SFR.
(9)       The yield on our debt investments represents an effective interest rate, which utilizes all estimates of future cash flows and adjusts for actual prepayment and cash flow activity as of quarter-end. The yield on our SFR portfolio represents annualized net operating income for the quarter divided by its carrying value, gross of accumulated depreciation and amortization. Net operating income on our SFR portfolio is comprised of rental income and other SFR related income less property operating expenses. Our calculation excludes cash held by the Company and excludes any net TBA position. The calculation of weighted average yield is weighted based on net carrying value.
(10)     The cost of funds at quarter-end is calculated as the sum of (i) the weighted average funding costs on recourse financing arrangements outstanding at quarter-end, (ii) the weighted average funding costs on non-recourse financing arrangements, and (iii) the weighted average of the net pay rate on our interest rate swaps, the net receive rate on our Treasury long positions, the net pay rate on our Treasury short positions and the net receivable rate on our IO index derivatives, if any. The cost of funds at quarter-end are weighted by the outstanding financing arrangements at quarter-end, including any non-recourse financing arrangements and excluding financing arrangements associated with U.S. Treasury positions. The cost of funds excludes any net TBA position.
(11)     Operating margin on our SFR portfolio is calculated as net operating income divided by revenues from our SFR portfolio adjusted for rent write-offs taken in the relevant quarter. Net operating income on our SFR portfolio is comprised of rental income and other SFR related income less property operating expenses.
(12)     The other operating expenses (corporate) percentage at quarter-end is calculated by annualizing other operating expenses (corporate) recorded during the quarter and dividing by quarter-end stockholders’ equity.
(13)     This estimate of undistributed taxable income per share represents the total estimated undistributed taxable income as of quarter-end. Undistributed taxable income is based on current estimates and projections. As a result, the actual amount is not finalized until we file our annual tax return, typically in October of the following year.
(14)     The Company invests in Arc Home LLC through AG Arc LLC, one of its indirect subsidiaries.
(15)     The Company allocates its equity by investment using the fair market value of our investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). The Company allocates all non-investment portfolio related items based on their respective characteristics, beginning by allocating those items within the Securities and Loans Segment and Single-Family Rental Properties Segment and then allocating Corporate between the Securities and Loans Segment and Single-Family Rental Properties Segment in order to sum to stockholders’ equity per the consolidated balance sheets. The Company's equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.